                       [KPMG PEAT MARWICK LLP LETTERHEAD]


                          Independent Auditors Consent


Plan Administrator
Kirby 401(k) Plan:

We consent to the incorporation by reference in the registration statement No. 33-57625 on Form S-8 of Kirby Corporation of our report dated June 19, 1998 related to the statements of net assets available for benefits of the Kirby 401(k) Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 1997 annual report on Form 11-K of the Kirby 401(k) Plan.


                                                KPMG Peat Marwick LLP



Houston, Texas
June 29, 1998